Consent of Independent Registered Public Accounting Firm
The Board of Trustees of
Hersha Hospitality Trust:
We consent to the incorporation by reference in the registration statements (No. 333‐82666, No. 333‐113058, No. 333‐142073, No. 333‐142075, No. 333‐147113, No. 333‐156661, No. 333‐163123, No. 333‐167891, No. 333‐169658, No. 333‐187239, No. 333‐216317) on Form S‐3 and (No. 333‐122657, No. 333‐151314, No. 333‐179847, No. 333‐196181) on Form S‐8 of Hersha Hospitality Trust and subsidiaries of our reports dated February 26, 2019, with respect to the consolidated balance sheets of Hersha Hospitality Trust and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three‐year period ended December 31, 2018, and the related notes and financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‐K of Hersha Hospitality Trust.
Our report refers to a change to the method of accounting for certain historical property sales.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 26, 2019